Exhibit 4.15

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN

IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS

THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR

CONFIDENTIAL

DADA AUTO INC.

SERIES A SHARE PURCHASE AGREEMENT

Date: January 26, 2022

EXHIBITS

Schedule of Notice

Exhibit A	List of PRC Subsidiaries

Exhibit B	List of Key Employees

Exhibit C	Capitalization Table

Exhibit D	Disclosure Schedule

Exhibit E	Amended M&AA

Exhibit F	Shareholders’ Agreement

Exhibit G	Conduct of Group Companies Pre-Closing

Exhibit H	Reorganization Plan

THIS SERIES A SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 26, 2022 by and among:

(1) Dada Auto Inc., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands with its registered address at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”);

(2) Fleetin HK Limited, a company duly incorporated and validly existing under the Laws of Hong Kong with its registered address at Suite 3101, Everbright Centre 108, Gloucester Road, Wanchai, Hong Kong (the “HK Company”);

(3) Zhejiang Anji Intelligent Electronics Holding Co., Ltd. (浙江安吉智电控股有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC (the “WFOE”);

(4) Each of the Major PRC Subsidiaries listed in Part I of Exhibit A;

(5) Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (快电动力（北京）新能源科技有限公司 ), a limited liability company duly incorporated and validly existing under the Laws of the PRC (the “Domestic Company”);

(6) Newlinks Technology Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Controlling Shareholder”);

(7) DAI Zhen (戴震), a Chinese citizen, ID number [Redacted] (the “Founder”); and

(8) BCPE Nutcracker Cayman, L.P. (the “Investor”).

The Company, the HK Company, the WFOE, the Domestic Company, the Major PRC Subsidiaries, the Controlling Shareholder and the Investor may hereinafter collectively be referred to as the “Parties” and respectively referred to as a “Party”.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1.

RECITALS

A. Subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Investor certain number of series A preferred shares par value of US$0.0001 each of the Company (the “Series A Preferred Shares”), and the Investor intends to subscribe for and purchase such Series A Preferred Shares from the Company.

B. The Parties intend to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.

1. DEFINITIONS.

1.1 Certain Defined Terms.

For purposes of this Agreement:

“Action” means any notice, charge, claim, action, demand, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Additional HK Companies” means the Hong Kong companies that shall have been established by the Company prior to the Closing Date in accordance with the Reorganization Plan and Section 7.11 of this Agreement.

“Additional WFOEs” means the wholly foreign owned enterprises that the relevant Additional HK Companies will establish under the Laws of PRC after the Closing Date in accordance with the Reorganization Plan and Section 6.17 of this Agreement.

“Affiliate” means, (a) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (b) in the case of an individual, shall include immediate family members of such individual (including his spouse, child, brother, sister, parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, collectively, his “Immediate Family Members”), and trustee of any trust in which such individual or any of his Immediate Family Members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case of an Investor, the term “Affiliate” also includes (v) any direct or indirect shareholder of such Investor, (w) any of such shareholder’s or such Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or such Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor. For the avoidance of doubt, the Investor shall not be deemed to be an Affiliate of any Group Company.

“Approval” means any approval, license, permit, authorization, release, order, consent or franchise required to be obtained from, or any registration, qualification, certificate, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Benefit Plan” means any deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan established or maintained by any Group Company (or any predecessor of a Group Company) which provides or provided benefits for any employee of any Group Company or with respect to which contributions are or have been made by any Group Company on account of an employee of any Group Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Laws to be closed in the PRC or the Cayman Islands.

“Business” means the business any Group Company conducts or proposes to conduct from time to time.

“Captive Structure” means the structure under which the WFOE Controls Domestic Company through the Restructuring Documents and the financial statements of Domestic Company will be fully consolidated with those of the Company and the WFOE in accordance with the applicable accounting standards.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, joint venture or shareholders’ agreement or equivalent documents, and business license, in each case as amended; and means, as to PRC limited liability companies, the business license, articles of association, shareholders’ agreement or equivalent documents.

“Circular 37” means the Circular 37, issued by SAFE on July 4, 2014, titled “Circular on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles (关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知 )”, effective as of July 4, 2014, and any implementation successor rule or regulation under the PRC Law, and in each case, as amended.

“CICC” means CICC (Changde) Emerging Industry Venture Capital Partnership L.P. (中金（常德）新兴产业创业投资合伙企业（有限合伙）).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the term “Controlled” and “Controlling” have the meaning correlative to the foregoing.

“Contributed Assets” means the Transferred Assets, the Transferred Contracts, and the Transferred Employees.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Exhibit D, dated as of the date hereof delivered by the Warrantors to the Investor on the date hereof in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“Domestic Resident” has the meaning set forth in Circular 37 and/or other Law related to Circular 37.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Fully Diluted Basis” means the calculation is to be made assuming the exercise of all options, warrants or other securities that are convertible, exercisable or exchangeable into Company’s shares and the conversion of all outstanding Preferred Shares (or would be outstanding assuming full exercise of all options, warrants or other securities that are convertible, exercisable or exchangeable into Company’s Preferred Shares) into Company’s Ordinary Shares.

“Governmental Authority” means any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries (including the HK Company, the WFOE, the Domestic Company, the PRC Subsidiaries, each Person (except individuals) Controlled by the Company and their respective Subsidiaries from time to time), and “Group Company” means any of them, unless otherwise specified in this Agreement. For the avoidance of doubt, “Group Companies” shall include the Additional WFOEs and the Additional HK Companies (upon their incorporation or establishment under the Laws of applicable jurisdictions).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, or suit of any kind or nature, together with all interest, penalties, and reasonable and documented legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that have been actually imposed on or otherwise actually incurred or suffered by such Person, whether directly or indirectly.

“Intellectual Property” means any and all intellectual property, industrial property and proprietary rights in any jurisdiction throughout the world, including: (a) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights, moral rights, mask works, copyrightable works, and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, and related documentation), (d) domain names and social media accounts, and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, and confidential information, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) trade names, corporate names, trade dress, trademarks, service marks, other indicia of source, origin or quality, and registrations and applications therefor, and (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Key Employees” means the key employees of the Group Companies listed in Exhibit B, and each a “Key Employee”.

“Knowledge” including the phrase “to the best Knowledge of the Warrantors” or “to the Knowledge of the Warrantor” means, (i) with respect to a Warrantor that is an individual, the actual knowledge of such Warrantor, and that knowledge which should have been acquired by such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, and (ii) with respect to a Warrantor that is an institution, the Warrantor will be deemed to have Knowledge of a particular fact or other matter if any of its officers at the department head level or above, directors, Key Employees, consultants and professional advisers (including attorneys, accountants and auditors and to the extent of such individuals who are principally responsible for handling current matters for the Group Companies) is actually aware of such fact or other matter or should have become aware of such fact or other matter after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had, has, or would reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Warrantor to perform its obligations under any Transaction Document or the Restructuring Documents that are material to the transactions contemplated therein, or (c) material impairment on the validity or enforceability of the Transaction Documents or the Restructuring Documents against the Warrantors which are a party thereto; provided, however, that in no event shall any change or event generally affecting the economic, financial market or political conditions in which the Group Companies operate be deemed to constitute a Material Adverse Effect unless such event has had a disproportionate impact on the Group Companies compared to other companies that operate in the territories or industries in which the Group Companies operate.

“MIIT” mean the Ministry of Industry and Information Technology of the PRC, including its local counterparts.

“MOFCOM” means the Ministry of Commerce of the PRC, including its local counterparts.

“NDRC” means the National Development and Reform Commission of the PRC, including its local counterparts.

“Ordinary Shares” means the ordinary shares in the capital of the Company with a par value of US$0.0001 per share.

“PBOC” means the People’s Bank of China or any of its local branches.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC Anti-Corruption Law” means any Laws, regulations, rules, provisions, implementation regulations, orders, notices, guidance and procedures issued by legislators and/or empowered Governmental Authorities of the PRC, that are effective and are amended from time to time, regulating corruption, governmental bribery, commercial and private bribery, bribery facilitation, unfair-competition, unlawful solicitation and any other related activity or conduct, which includes, but is not limited to, the Criminal Law of the People’s Republic of China, the Anti-Unfair Competition Law of the People’s Republic of China, the Interim Provisions on the Prohibition of Commercial Bribery, the Implementation Measures for the Code of Ethics for Officials of the Communist Party of China, the rules and procedures set by the Supreme People’s Court of the People’s Republic of China and the Supreme People’s Procuratorate of the People’s Republic of China, and the rules and procedures of the Commission for Discipline Inspection of the Central Committee of the Chinese Communist Party and its local counterparts.

“PRC Companies” means the WFOE, the Domestic Company, and the PRC Subsidiaries.

“PRC Subsidiaries” means the entities listed in Exhibit A.

“PRC GAAP” means the generally accepted accounting principles in the PRC in effect from time to time.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement, does not include Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means the Series A Preferred Shares.

“Public Official” means (a) any employee or official of any Governmental Authority, including any employee or official of any entity owned or controlled by a Governmental Authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee or associate, (d) any employee or official of an international organization, or (e) any person who acts in an official capacity for or on behalf of any of the foregoing.

“Reorganization Plan” means the transactions for the transfer of the Contributed Assets to the Group Companies from third parties and from other Subsidiaries of the Controlling Shareholder.

“Restructuring Documents” means the restructuring documents executed by the WFOE, the Domestic Company, the shareholders of the Domestic Company and other relevant parties on January 5, 2022, which includes the Exclusive Business Cooperation Agreement, Equity Interest Pledge Agreement, Exclusive Option Agreement and Power of Attorney.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC, including its local counterparts.

“SAMR” means the State Administration for Market Regulation of the PRC, including its local counterparts.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Statement Date” means July 31, 2021.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote or (y) more than fifty percent (50%) of whose interests in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with PRC GAAP, U.S. GAAP or IFRS; or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, the WFOE, the Domestic Company, the PRC Subsidiaries, the Additional HK Companies and the Additional WFOEs (upon their incorporation or establishment under the Laws of applicable jurisdictions) and any other Subsidiary to be established by any of them from time to time.

“Tax Return” means any return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the non-payment thereof, and any loss or tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom.

“Transaction Documents” means this Agreement, the Amended M&AA, the Shareholders’ Agreement, the Restructuring Documents, the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Transferred Assets” means all the assets (whether tangible and intangible, including without limitation the Intellectual Property), which are not currently owned by any Group Company that are wholly attributable to the Business and set forth with particularity in the Reorganization Plan.

“Transferred Contracts” means all the Contracts, which were not previously signed by any Group Company that are wholly attributable to the Business and set forth with particularity in the Reorganization Plan.

“Transferred Employees” means all the employees, who are not currently employed by a Group Company but who will be employed by a Group Company as set forth with particularity in the Reorganization Plan.

“U.S.” means the United States of America.

“U.S. GAAP” means the generally accepted accounting principles in the

U.S. in effect from time to time.

“US$” or “$” means the lawful currency of the U.S.

“Warrants” means certain warrants to be issued by the Company to certain investors, pursuant to which and under the conditions provided therein the investors are granted with warrants to acquire 9,354,953 Series A Preferred Shares.

1.2 Definitions.

The following terms have the meanings set forth in the Sections set forth below:

Agreement	Preamble

Amended M&AA	Section 2.1

Anti-Corruption Laws	Section 3.18(d)

Arbitration Rules	Section 10.13

Board	Section 3.2(a)

Capital Injection Amount	Section 6.16

Closing	Section 2.2

Closing Date	Section 2.2

Company	Preamble

Confidential Information	Section 10.10(a)

Conversion Shares	Section 3.2(c)

Disclosing Party	Section 10.10(c)

Domestic Company	Preamble

ESOP	Section 3.2(a)(iii)

FCPA	Section 3.18(d)

Financial Statements	Section 3.13(a)

HK Company	Preamble

HKIAC	Section 10.13

Immediate Family Members	Section 1.1

Indemnified Person	Section 9.1

Investor	Preamble

Material Contracts	Section 3.17(a)

Money Laundering Laws	Section 3.20

Party or Parties	Preamble

Permits	Section 3.22

Per Share Purchase Price	Section 2.1

Purchase Price	Section 2.1

Purchased Shares	Section 2.1

Proceeds	Section 6.1

Prohibited Person	Section 3.19(a)

Related Party	Section 3.24

Related Party Contract	Section 3.24

Representatives	Section 3.18(d)

Sanctioned Country	Section 3.19(a)(ii)

Sanctions	Section 3.19(a)(i)

Shareholders’ Agreement	Section 2.1

Series A Preferred Shares	Recitals

Social Welfare	Section 3.26(c)

Warrantor or Warrantors	Section 3

WFOE	Preamble

1.3 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns;

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i) any reference to a contract or document is to that contract or document as amended, novated, supplemented, restated or replaced from time to time; and

(j) if any rights or obligations under this Agreement fall on a day or date which is not a Business Day, such rights or obligations shall instead fall on the next succeeding Business Day after such stated day or date.

2. SALE AND PURCHASE, CLOSING

2.1 Subscription of Preferred Shares.

As of the Closing, the Company shall issue and sell to the Investor, pursuant to the terms and conditions of this Agreement, a total of 568,182 Series A Preferred Shares (the “Purchased Shares”), for an aggregate purchase price of US$5,000,000 (the “Purchase Price”), at a per share purchase price of US$8.8000 (the “Per Share Purchase Price”), each having the rights, preferences, privileges and restrictions set forth in the Third Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit E (the “Amended M&AA”) and the Amended and Restated Shareholders’ Agreement attached hereto as Exhibit F (the “Shareholders’ Agreement”).

2.2 Closing.

The consummation of the purchase and sale of the Purchased Shares shall be conducted remotely by exchange of documents and signatures, on a date no later than fifteen (15) Business Days after the fulfilment or waiver of the conditions to the Closing as set forth in Section 7 and Section 8 respectively, or at such other place and time as the Company and the Investor may mutually agree upon (the “Closing”, and the date of the Closing, the “Closing Date”).

2.3 Pre-Money Valuation.

The Purchase Price and the Per Share Purchase Price payable by the Investor for purchasing the Purchased Shares represents a pre-money valuation of the Company equal to US$500,000,000, including 6,818,182 Ordinary Shares reserved under the ESOP but excluding the Series A Preferred Shares to be issued pursuant to the Warrants.

2.4 Deliverables by the Company at the Closing.

Subject to Sections 7 and 8, prior to or at the Closing, the Company shall deliver the following items to the Investor:

(a) the counterparts of each Transaction Document duly executed by each of the parties thereto (other than the Investor);

(b) the certified true copies of the board and/or shareholders resolutions of each Warrantor approving, among other things, the transactions contemplated by this Agreement and any other Transaction Documents to which it is a party;

(c) a copy of updated register of members of the Company dated as of the Closing Date, reflecting the issuance of the Purchased Shares to the Investor;

(d) scanned copies of duly executed share certificates representing the Purchased Shares subscribed for by the Investor at the Closing, original copies of which shall be delivered to the Investor after the Closing; and

(e) a compliance certificate dated as of the Closing signed by each Warrantor or a duly authorized representative of each Warrantor, as applicable, certifying that all of the conditions set forth in Section 7 have been fulfilled.

2.5 Deliverables by the Investor at the Closing.

Subject to the satisfaction or waiver of all the conditions set forth in Section 7 below and against the delivery of applicable items set forth in Section 2.4 above, on the Closing Date, the Investor shall pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the bank account as designated in writing by the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Founder, the Controlling Shareholder, the Company, the HK Company, the WFOE, the Domestic Company and the Major PRC Subsidiaries (collectively the “Warrantors” and each a “Warrantor”) hereby jointly and severally represents and warrants to the Investor that, except as set forth in the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, each of the statements contained in this Section 3 is true, accurate and complete from the date hereof to the Closing Date (unless otherwise specified) hereunder (or, if such representations and warranties are made with respect to a certain date, as of such date).

3.1 Organization, Good Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, or by virtue of, the Laws of the jurisdiction of its incorporation or establishment. Each Group Company has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on the Business, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Material Adverse Effect. Each of the Company and the HK Company was formed solely to acquire and hold the equity interests in the other Group Companies and since its formation has not engaged in any other business and has not incurred any Liability. No order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of any Group Company and no distress, execution or other process has been levied on any Group Company’s assets.

3.2 Capitalization.

Immediately prior to the Closing (but after giving effect to the adoption of the Amended M&AA, which will become effective on the Closing Date), the authorized share capital of the Company consists of the following:

(a) Ordinary Shares. 490,076,865 Ordinary Shares, par value US$0.0001 per share, of which:

(i) 50,000,000 shares are issued and outstanding;

(ii) 9,923,135 shares are reserved for issuance upon conversion of the Series A Preferred Shares; and

(iii) 6,818,182 shares are reserved for issuance to the selected employees and members of the Group Companies’ management team as approved by the board of directors of the Company (the “Board”) pursuant to the Company’s employee share option plan (or any equivalent equity incentive program or arrangement) (the “ESOP”) adopted by the Company.

(b) Series A Preferred Shares. 9,923,135 Series A Preferred Shares, par value US$0.0001 per share, none of which are issued and outstanding.

(c) Options, Warrants, Reserved Shares. The Company has reserved sufficient Ordinary Shares for issuance (i) upon the conversion of the Preferred Shares, and (ii) pursuant to ESOP (collectively, the “Conversion Shares”). The Company has reserved sufficient Preferred Shares for issuance upon the exercise of the Warrants. Except (i) as described above and (ii) as contemplated under the Transaction Documents, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the Group Companies. Apart from the exceptions noted in this Section 3.2 and the Transaction Documents, no shares (including the Ordinary Shares and Series A Preferred Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any pre-emptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).

(d) Section 3.2(d) of the Disclosure Schedule completely and accurately lists, as of (i) immediately prior to the Closing; (ii) immediately after the Closing, the outstanding and authorized Equity Securities of each Group Company, and the record and beneficial holders thereof.

(e) The registered capital of the Domestic Company has been timely paid in accordance with the PRC Law and its articles of association as of the date hereof.

(f) All presently outstanding Equity Securities of each of the Company or the HK Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, pre-emptive rights of any Person, and applicable Contracts, and are fully paid and non-assessable. All share capital of each Group Company is and as of the Closing shall be free and clear of any and all Liens or other third-party rights, claims or interests (except as provided under the Transaction Documents). Except as contemplated under the Transaction Documents, there are no

(a) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued or been declared but are unpaid by any Group Company.

(g) Other than the Transaction Documents, no Group Company’s Contracts relating to its Equity Securities that are subject to any vesting schedule provides for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. Other than those contemplated in the Transaction Documents, no Group Company has ever adjusted or amended the exercise price of any share options previously awarded (if any), whether through amendment, cancellation, replacement grant, repricing, or any other means.

(h) After giving effect to the transactions contemplated in the Transaction Documents, except as provided in the Shareholders’ Agreement, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights).

3.3 Subsidiaries.

Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing the Group Companies, and indicating the ownership and Control relationships among all Group Companies, the Controlling Shareholder and other shareholders (if any). The Company is the sole legal and beneficial owner of the HK Company free and clear of any and all Liens or other third-party rights, claims or interests, and the HK Company is the sole legal and beneficial owner of the WFOE free and clear of any and all Liens or other third-party rights, claims or interests. Except for the Restructuring Documents, there is no agreement among the Controlling Shareholder or any Group Company, on one hand, and any Group Company, any other shareholder of any Group Company and/or any other Person, on the other hand, with respect to the ownership or Control of any of the Group Companies. No Group Company currently owns or Controls, directly or indirectly, any interest or share in any other Person (other than another Group Company) or is currently a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. Other than the Warrants, no Group Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its Equity Securities. Other than the Transaction Documents, there are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any of its Equity Securities.

3.4 PRC Companies.

Except as disclosed in Section 3.4 of the Disclosure Schedule:

(a) The registered capital of the WFOE is fully paid as required under its articles of association and one hundred percent (100%) of the equity interest of the WFOE is duly vested in the HK Company as the sole investor in and owner of the WFOE in accordance with applicable PRC Law.

(b) One hundred percent (100%) of the equity interests of each PRC Company is duly vested in its shareholders as its sole investors and owners in accordance with applicable PRC Law.

(c) Except as provided under the Restructuring Documents, there are no outstanding rights, or commitments made by each of the PRC Companies to issue or sell or any of its investors and owners, to purchase any equity interest in each of the PRC Companies.

(d) Except as contemplated under the Transaction Documents, there are no bonds, debentures, notes or other indebtedness of any of the PRC Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of each of the PRC Companies may vote.

(e) Each of the WFOE and the Domestic Company has operations in its respective registered office.

(f) The incorporation documents relating to each of the PRC Companies are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are valid and in full force.

(g) Except as disclosed in Section 3.4(g) of the Disclosure Schedule, all material Approvals from Governmental Authorities required for the qualifications of each PRC Companies for its Businesses under PRC Laws as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.

(h) All filings and registrations with the PRC Governmental Authorities required in respect of each of the PRC Companies and its operations, including MOFCOM, SAMR, SAFE, MIIT, PBOC, the supervision and administration department of safety in production, tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed, in all material respects, in accordance with the relevant Laws.

(i) None of the PRC Companies has received any letter or notice from any relevant Governmental Authority notifying each of the PRC Companies of the revocation of any Approvals from Governmental Authorities issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each of the PRC Companies.

(j) No Group Company has any reason to believe that any Approvals from Governmental Authorities requisite for the conduct of any part of each of the PRC Companies’ Business which are subject to periodic renewal will not be granted or renewed by the relevant PRC Governmental Authorities.

(k) With respect to any land use right, building, property and investment held or leased by each of the PRC Companies, it has exclusive, full and unimpaired legal and beneficial ownership of its rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary Approvals and effected all necessary registrations with Government Authorities with respect thereto.

(l) All applicable Laws with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of each of the PRC Companies have been fully complied with in all material respects, and all requisite Approvals from the SAFE in relation thereto have been duly obtained.

(m) With regard to employment and staff or labour management, each of the PRC Companies has complied in material respects with all applicable PRC Laws, other than Laws pertaining to Social Welfare, with regard to which each of the PRC Companies has complied with all such Laws, except for any such failure to comply with Laws pertaining to Social Welfare that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(n) There are no outstanding stock options with respect to each of the PRC Companies.

3.5 Restructuring Documents.

(a) The execution, delivery and performance by each and all of the Warrantors of their respective obligations under each and all of the Restructuring Documents, and the consummation of the transactions contemplated thereunder, do not and will not result in any violation of their respective Charter Documents or any applicable PRC Laws.

(b) Each Restructuring Document is, and all the Restructuring Documents taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC Laws, and constitute the legal and binding obligations of the relevant parties.

(c) As of the Closing Date, the WFOE shall have effective control of the Domestic Company and is the sole beneficiary of the Domestic Company, such that the financial statements of the Domestic Company can be consolidated with those of the other Group Companies in accordance with the applicable accounting principles. There have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Authority or any other party, pending or, to the Knowledge of the Warrantors, threatened against or affecting any of the Company, WFOE or the Domestic Company that: (i) challenge the validity or enforceability of any part or all of the Restructuring Documents taken as whole; (ii) challenge the Captive Structure as set forth in the Restructuring Documents; (iii) claim any ownership, share, equity or interest in WFOE or the Domestic Company, or claim any compensation for not being granted any ownership, share, equity or interest in WFOE or the Domestic Company; or (iv) claim any of the Restructuring Documents or the Captive Structure thereof or any arrangements or performance of or in accordance with the Restructuring Documents was, is or will violate any PRC Laws.

3.6 Due Authorization.

Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Warrantor thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale, transfer and delivery of the Purchased Shares and the Conversion Shares issuable upon conversion of the Series A Preferred Shares, will be taken at the Closing pursuant to Section 2.2. The Company has, prior to the date hereof, obtained irrevocable waivers from all existing shareholders or warrant holders of the Company of their pre-emptive rights to subscribe for the Purchased Shares. This Agreement has been duly executed and delivered by each Warrantor. This Agreement and each of the other Transaction Documents are, or when executed and delivered by such Warrantor shall be, valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.7 Valid Issuance.

(a) The Purchased Shares when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free and clear of any Liens (except as provided under applicable securities Laws and under the Transaction Documents). The Conversion Shares with respect to the Purchased Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Amended M&AA, will be duly and validly issued, fully paid and non-assessable (except as provided under the Transaction Documents and applicable Laws).

(b) All currently outstanding Equity Securities of the Company are duly and validly issued, fully paid and non-assessable and free of any Liens, and in each case such Equity Securities have been issued in full compliance with the requirements of all applicable securities Laws and regulations, including the Securities Act, and all other antifraud and other provisions of applicable securities Laws.

3.8 Governmental Consents.

No Approval from Governmental Authorities with respect to or on the part of any Group Company or the Controlling Shareholder is required in connection with its valid execution, delivery, or performance of this Agreement, Restructuring Documents or the other Transaction Documents or the offer, sale, issuance, transfer or reservation for issuance of any Purchased Shares in accordance with and as contemplated by this Agreement.

3.9 Exempt Offering.

The offer, sale, transfer and issuance of the Purchased Shares as contemplated by the Transaction Documents, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws of any Governmental Authorities.

3.10 Regulatory Matters.

(a) Without limiting any particular representations and warranties of the foregoing, (i) the Founder and the Group Companies have obtained any and all material Approvals from applicable Governmental Authorities and have fulfilled any and all material filings and registration requirements with applicable Governmental Authorities necessary with respect to the Group Companies and their operations; and (ii) all material filings and registrations with applicable Governmental Authorities required with respect to the Group Companies and the Founder have been duly completed in accordance with applicable Laws. No Group Company or Founder has received any letter or notice from any applicable Governmental Authorities notifying it of the revocation of any Approval issued to it or the need for compliance or remedial actions with respect to the activities carried out directly or indirectly by such Person. Each Group Company has been substantively conducting its Business activities within the permitted scope of business or is otherwise operating its Businesses in substantive compliance with all relevant Laws in all material respects. There are no outstanding fines or penalties asserted against the Group Companies by any Governmental Authority, and none of the Founder and the Group Companies has reason to believe that any authorization of any Governmental Authority, license or permit required for the conduct of any part of its Business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

(b) The Founder has completed the reporting and registration requirements for the Founder under Circular 37 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”) in order to effect his indirect holding of Ordinary Shares of the Company and believes that he can update the Circular 37 Registration in connection with the transactions as contemplated under the Transaction Documents if required by applicable Laws (including the SAFE Rules and Regulations) or by SAFE. To the best Knowledge of the Warrantors, each holder of any Equity Securities of the Company (for the avoidance of doubt, excluding the holders of the Preferred Shares and the holders of the preferred shares of the Controlling Shareholder) (each, a “Company Security Holder”), who is a Domestic Resident (or has Domestic Resident(s) as its beneficial owner) and subject to any of the registration or reporting requirements of SAFE Rules and Regulations, will complete such reporting and registration requirements under the SAFE Rules and Regulations in order to effect his or her direct or indirect holding of Ordinary Shares of the Company, prior to the recording to the name of such Company Security Holder on the register of members of the Company. Neither the Warrantors nor, to the best Knowledge of the Warrantors, any of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and, to the best Knowledge of the Warrantors, the Company Security Holders have made all written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. The Domestic Company has not conducted any foreign exchange transactions or other transactions subject to Approvals from SAFE. To the best Knowledge of the Warrantors, there exists no grounds on which any of the Group Companies may be subject to liability or penalties for any Person’s failure or defect of registration, misrepresentation or failure to disclose any material information to the issuing SAFE authority.

3.11 Tax Matters.

(a) Each Group Company (i) has timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by it with any Governmental Authority, (ii) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (i) and (ii), unpaid Taxes that are in contest with the Tax authority by any Group Company in good faith or are nonmaterial in amount.

(b) Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Laws and was (and will be) true, correct and complete in all respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(c) The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements, and to the Knowledge of the Warrantors, there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Statement Date, no Group Company has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the best Knowledge of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(d) No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its Business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its Business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(e) No Group Company is or has ever been a PFIC or CFC. To the best Knowledge of the Warrantors, no Group Company anticipates that it will become a PFIC or CFC for the current taxable year or any future taxable year.

3.12 Charter Documents; Books and Records.

The Charter Documents of each Group Company are in the form provided to the Investor. Each Group Company has made available to the Investor or its counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects in all material respects all transactions referred to in such minutes accurately. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice.

3.13 Financial Statements and Internal Controls.

(a) The Warrantors have provided the Investor with the financial statements of the Group Companies consisting of the unaudited balance sheet, income statement and cash flow statement of the Group Companies for the period from January 1, 2019 to the Statement Date prepared by the respective Group Company in accordance with PRC GAAP applied on a consistent basis (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the relevant Group Company, (ii) are true, correct and complete to the extent that they fairly present, in accordance with PRC GAAP, the financial condition and position of the relevant Group Company as of the dates indicated therein and the results of operations and cash flows of the relevant Group Company for the periods indicated therein in all material respects, and (iii) were prepared in accordance with PRC GAAP applied on a consistent basis throughout the periods involved, except for the omission of notes thereto and normal year-end audit adjustments. All of the accounts receivable owing to any of the Group Companies, including all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with PRC GAAP), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full. To the best Knowledge of the Warrantors, there are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies. The Group Companies have good and marketable title to all assets set forth in the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Statement Date. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

(b) Each Group Company has maintained its (x) books and records reflecting its assets and liabilities that are accurate in all material respects, and (y) adequate and effective internal accounting controls which provide the assurance that (i) such system is in accordance with applicable Laws and applicable accounting principles, (ii) transactions by it are executed in accordance with management’s general or specific authorization, (iii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the applicable accounting principles and to maintain asset accountability, (iv) access to assets of it is permitted only in accordance with management’s general or specific authorization, (v) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (vi) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vii) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the Business.

3.14 Activities since the Statement Date.

Since the Statement Date and except as provided by or contemplated under the Transaction Documents or otherwise disclosed in Section 3.14 of the Disclosure Schedule, the Group Companies have (i) operated the Business in the ordinary course of business consistent with past practice, (ii) used its reasonable best efforts to preserve its Business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business outside the Business or entered into any material agreement, transaction or activity or made any commitment with respect to the following, except those in the ordinary course of business or pursuant to the Reorganization Plan, and there has not been any material adverse change in the way the Group Companies conduct the Business, including that there has not been by or with respect to any Group Company, except any act taken or omission made in accordance with paragraph 2 of Exhibit G:

(a) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets (including any (i) license of, grant of other rights under, Intellectual Property rights to third parties, (ii) abandonment or permission to lapse of, or permission to be subject to any Lien with respect to, Intellectual Property rights, or (iii) other than in the ordinary course of business consistent with past practice and under appropriate confidentiality agreements, disclosure of confidential information) that are individually or in the aggregate material to its Business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b) any waiver, termination, settlement or compromise of a right, debt or claim exceeding RMB5,000,000;

(c) any incurrence, creation, assumption, repayment, satisfaction, or discharge of (i) any Lien in an amount exceeding RMB5,000,000 or (ii) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practice), or the making of any investment or capital contribution;

(d) any amendment to any Material Contract, any entering of any new Contract, or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document;

(e) any material change in any compensation arrangement or agreement with the Key Employee, or adoption of any new Benefit Plan, or any change in any existing Benefit Plan;

(f) any resignation or termination of any Key Employee;

(g) any declaration, setting aside or payment or other distribution with respect to any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(h) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect to any Group Company;

(i) any material change in accounting methods or practices or any revaluation of any of its assets other than those contemplated in the Financial Statements;

(j) except in the ordinary course of business consistent with past practice, entry into any closing agreement with respect to Taxes, settlement of any claim or assessment with respect to any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any Taxes, entry or change of any Tax election, change of any method of accounting resulting in any amount of additional Tax or filing of any amended Tax Return;

(k) any commencement or settlement of any Action;

(l) except for the issuance of Equity Securities as contemplated in the Transaction Documents, any action to authorize, create or issue new shares or new securities of any class or series of any Group Company;

(m) to the Knowledge of the Warrantors, any other event or condition of any character which is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n) any agreement or commitment to do any of the things described above in this Section 3.14.

3.15 Action and Governmental Orders.

There is no Governmental Order restraining, enjoining or otherwise prohibiting the operation of the Business or the consummation of the transactions contemplated by this Agreement, Restructuring Documents or any other Transaction Documents. Except as set forth in Section 3.15 of the Disclosure Schedule, there is no Action pending or, to the best Knowledge of the Warrantors, currently threatened against any Group Company or any of the directors or Key Employees of any Group Company with respect to the respective businesses or proposed business activities of each Group Company, nor is any Warrantor aware of any basis for any of the foregoing, including with respect to any Action involving the prior employment of any employees of any Group Company, their use in connection with such Group Company’s Business of any information or technologies allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

3.16 Liabilities.

Except as set forth in Section 3.16 of the Disclosure Schedule, no Group Company has any Liabilities except for (i) Liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date, and (ii) current Liabilities incurred since the Statement Date in the ordinary course of business consistent with past practice. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person that is not a Group Company.

3.17 Material Contracts.

(a) Section 3.17 of the Disclosure Schedule contains the Contracts the term of which has not yet expired and to which a Group Company is bound that (i) are material operating agreements, (ii) are material strategic cooperation agreements, (iii) are agreements in relation to the sale, issuance, purchase, repurchase or redemption of Series A Preferred Shares, (iv) are preferred equity financing agreements or debt financing, (v) are material real property lease agreements and material service agreements, (vi) if any, are material agreements involving Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group Companies on non-exclusive and non-negotiated terms), (vii) if any, restrict the ability of a Group Company to compete or to conduct or engage in any business or activity in any territory, (viii) if any, are with a Related Party (as defined below), (ix) if any, involve the lease, license, sale, use, disposition or acquisition of a material amount of assets (including any Intellectual Property rights) or of a business, (x) if any, involve the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (xi) are with any Governmental Authority, (xii) are with any state-owned enterprise and material to the Group Companies, (xiii) are with any commercial bank or any other financial institution, and (xiv) contain any performance metrics provision (collectively, the “Material Contracts”).

(b) A complete, accurate, true, and fully-executed copy of each Material Contract has been delivered to the Investor. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law in any material respect, and is in full force and effect, and such Group Company has duly performed all of its material obligations under each Material Contract to the extent that such obligations to perform have accrued, and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Restructuring Documents and the other Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

3.18 Compliance with Laws.

(a) Each Group Company has been and is in compliance with all Laws in all material respects that are applicable to it or to the conduct or operation of its Business or the ownership or use of any of its assets or properties.

(b) To the Knowledge of the Warrantors, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law, in any material respect, or (ii) may give rise to any obligation on the part of a Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in order to comply with applicable Laws in all material respects.

(c) No Group Company (i) has received any notice from any Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law or (ii) has received any notice from any Governmental Authority regarding any actual, alleged, possible or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or (iii) is under investigation by any Governmental Authority with respect to a violation of any Law of which it has received notice from such Governmental Authority.

(d) Each Group Company, and each of its directors, officers, employees, agents and other persons explicitly authorized to act on its behalf (collectively, the “Representatives”), are familiar with and are in compliance with and have complied with, in all material respects, all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls Laws (collectively, the “Anti-Corruption Laws”) including the Foreign Corrupt Practices Act of the United States of America (the “FCPA”) as if it were a U.S. Person, the UK Bribery Act of 2020, and the PRC Anti-Corruption Law. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, in any material respect, offered, authorized, promised, condoned, participated in, or received notice of any allegation of the following: (i) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official with respect to any Group Company or the Business of any Group Company, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (ii) the taking of any action by any Person which would violate the PRC Anti-Corruption Law; (iii) the taking of any action by any Person which would violate the FCPA, as amended, if taken by an entity subject to the FCPA, or could reasonably be expected to constitute a violation of any applicable Law; (iv) the making of any false or fictitious entries in the books or records of any Group Company by any Person; or (v) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment. No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Laws or is subject to any indictment or any government investigation for bribery. No Public Official (a) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed hereunder, or (b) serves as an officer, director or employee of any Group Company. Neither the Company nor any of its Affiliates has violated the applicable anti-bribery Laws by offering or taking property or other interests to obtain improper benefits, such as corruptly paying anything of value to business partners, including but not limited to Governmental Authorities, non-government customers, suppliers or distributors, owners, directors, managers or other employees of the entities identified above (“Business Partners”), that would result in a violation of any applicable anti-bribery Laws, or receiving anything of value from Business Partners that constitutes commercial bribery in violation of applicable anti-bribery Laws.

(e) The Business of each Group Company as now conducted is, in compliance with all Laws and regulations that may be applicable, including all Laws of the PRC with respect to telecommunication, dangerous chemicals, mergers, acquisitions, foreign investment and foreign exchange transactions.

3.19 Compliance with OFAC.

(a) No Group Company or, to the best Knowledge of the Warrantors, any of its directors, officers, employees, Affiliates, shareholders or any other Person acting on behalf thereof is, or is Controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities (collectively, the “Prohibited Person”) that are:

(i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT), the Swiss Secretariat of Economic Affairs (SECO), the Hong Kong Monetary Authority (HKMA), the Monetary Authority of Singapore (MAS), or other relevant sanctions authority (collectively, “Sanctions”); nor

(ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Burma/Myanmar, Cuba, Iran, North Korea, Venezuela and Syria) (each a “Sanctioned Country”). and no one that to the Knowledge of the Warrantors is a Prohibited Person has been given or will be given an offer to become an employee, officer, consultant or director of any Group Company.

(b) The Company represents and covenants that it will not, directly or indirectly, use any Proceeds, or lend, contribute or otherwise make available such Proceeds to any Subsidiary, joint venture partner or other person or entity:

(i) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of any Sanctions,

(ii) to fund or facilitate any activities of or any business in any Sanctioned Country, or

(iii) in any other manner that will result in a violation by any Person of any Sanctions.

(c) The Group Companies have not conducted or agreed to conduct any business, or entered into or agreed to enter into any dealings or transactions, and will not conduct or agree to conduct any business, or enter into or agree to enter into any dealings or transactions, with any Prohibited Person or Sanctioned Country, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

3.20 Compliance with Money Laundering Laws.

The operations of each Group Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting and other requirements of the money laundering Laws of all relevant jurisdictions (including but not limited to the PRC Anti-Money Laundering Law, applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended) (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Authority involving any Group Company or the Founder with respect to the Money Laundering Laws is pending or, to the best of the Warrantors’ Knowledge, threatened.

3.21 Titles and Properties.

(a) Except as described in the Financial Statements, the Group Companies have good and valid title to, or a valid leasehold interest in, all of their material assets they use or may need to use in the conduct of their respective Businesses, whether real, personal or mixed (including but not limited to all such assets reflected in the Financial Statements), free and clear of any and all Liens or third party claims, including any creditors’ rights. The foregoing assets collectively represent all material assets, rights and properties necessary for the conduct of the Business of the Group Companies in the manner conducted during the periods covered by the Financial Statements. All material leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession and subletting rights of the real or personal property that is the subject of such lease.

(b) All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company that are material to the Business of the Group Companies are (i) in good condition and repair (reasonable wear and tear excepted) and (ii) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

3.22 Permits.

Each Group Company has all Approvals, including any special approval or permits required under the Laws of the PRC (the “Permits”), necessary for its incorporation, existence and qualification for respective Business as now conducted. Each such Permit is valid and in full force and effect; no Group Company is in default or violation in any respect of any such Permit; no Group Company has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any such Permit; and to the Knowledge of the Warrantors, no suspension, cancellation or termination of any such Permits is threatened or imminent.

3.23 Compliance with Other Instruments.

No Group Company is in violation, breach or default of its Charter Documents. The execution, delivery and performance by each Group Company of and compliance by each Group Company with each of the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, will not result in (a) any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Charter Documents of any Group Company, (ii) any Material Contract, or (iii) any applicable Law in any material respect, (b) the creation or imposition of any Lien upon, or with respect to, any of the properties, assets or rights of any Group Company, or (c) any termination, modification, cancellation, or suspension of any right of, or any augmentation or acceleration of any obligation of, any Group Company (other than those contemplated or intended by the Restructuring Documents, the Warrants and any other Transaction Documents).

3.24 Related Party Transactions.

Except as set forth in Section 3.24 of the Disclosure Schedule, the Restructuring Documents to which the relevant Group Companies are parties, the Reorganization Plan, the employment agreements, confidentiality agreements, non-compete agreements and other Contracts (each of which Contract, to the extent entered into by a Founder or any Key Employee or any of his or her Affiliates, is disclosed in Section 3.24 of the Disclosure Schedule) in similar nature with any Group Company, and in any Contract between a Group Company and a Subsidiary of the Controlling Shareholder that is not a Group Company (a) neither the Controlling Shareholder, nor any shareholder that beneficially owns five percent (5%) or more of the share capital of the Company or the Domestic Company, or any director or Key Employee of any Group Company, or any Affiliate of any of them (other than another Group Company) (each of the foregoing, a “Related Party”), has any Contract (whether oral or written, each, a “Related Party Contract”), understanding, proposed transaction with, or is indebted to, any Group Company, nor is there currently any proposed Related Party Contract and nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Except for the transactions under the Reorganization Plan and any Contract between a Group Company and a Subsidiary of the Controlling Shareholder that is not a Group Company, (a) each Related Party Contract is on terms and conditions as favorable to the applicable Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party; (b) no Related Party has any direct or indirect ownership interest in any Person (other than a Group Company) with which a Group Company is affiliated or with which a Group Company has a business relationship, or any Person (other than a Group Company) that directly or indirectly competes with any Group Company (except that a Related Party may have a passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing); and (c) no Related Party has any right, title or interest, either directly or indirectly, in (i) any Person which purchases from or sells, licenses, grants or furnishes to a Group Company any goods, property, Intellectual Property or other property rights or services or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.

3.25 Intellectual Property Rights.

(a) To the best Knowledge of the Warrantors, the Group Companies own or otherwise have the sufficient right or license to use all Intellectual Property that is used in, held for use in, or necessary to conduct their Businesses, free and clear of any and all Liens. There is no pending or, to the best Knowledge of the Warrantors, threatened Action against any Group Company contesting the ownership of, or right to use, such Intellectual Property, asserting the misuse, invalidity or unenforceability thereof, or asserting the infringement, misappropriation or other violation of any Intellectual Property of any third party (including any demand or offer to license any Intellectual Property). All inventions, know-how and other Intellectual Property conceived, created or developed by employees or contractors of the Group Companies, to the extent they are used in, held for use in, or necessary to the Businesses of the Group Companies, are “works made for hire”, and all right, title, and interest therein, including any applications therefor, have been transferred and assigned to, and are currently exclusively owned by, the Group Companies. The Group Companies have complied with all remuneration and compensation requirements relating to such Intellectual Property under applicable Laws. Section 3.25 of the Disclosure Schedule contains a true, complete and accurate list of all Intellectual Property for which registrations or patents are owned by or held in the name of, or for which applications have been made in the name of, any Group Company, including for each such registration, patent or application, the relevant name or description, registration or certification or application number, filing or registration or issue date.

(b) No Actions in which any Group Company alleges that any Person is infringing, misappropriating, or otherwise violating, any Group Company’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company. Neither the Business nor any Group Company has infringed, misappropriated or violated during the past four (4) years, or is infringing, misappropriating or violating, any Intellectual Property rights of any Person. To the best Knowledge of the Warrantors, no Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Intellectual Property rights of any Group Company.

(c) To the best Knowledge of the Warrantors, none of the Key Employees is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the Business of any Group Company as presently conducted. It will not be necessary to utilize in the course of any Group Company’s business operations any inventions of any of the respective Key Employees of the Group Companies made prior to their employment by the Group Companies, except for inventions that have been validly and properly assigned or licensed to the Group Companies as of the date hereof.

(d) The Group Companies have each taken all reasonable security measures that are commercially prudent in order to protect the secrecy, confidentiality and value of their respective Intellectual Property and the confidentiality, integrity and security of the Business IT Systems. The Business IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Business, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses for all software as necessary for the Business.

(e) Except for those data that shall remain the sole property of users and thus are not permitted to be disclosed or disposed of by the Group Companies pursuant to applicable Laws, each Group Company owns all right, title and interest in and to all data it collects from or discloses about users of its products and services. Its practices regarding the collection and use of consumer personal information are and have been in accordance in all material respects with applicable Laws of all jurisdictions in which it operates and does not violate any Person’s right, title or interest in any material respect. The Group Companies (i) maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Laws and Contracts applicable to any Group Company, and (ii) are and have been in compliance with such policies and procedures in all material respects. To the Knowledge of the Warrantors, there have been no security breaches relating to, or violations of any security policy regarding, any data or information of Group Companies’ customers or used by the Group Companies or any Business IT Systems. There has been no loss, unauthorized access or alteration, misappropriation, or misuse of any data or information of Group Companies’ customers or used by the Group Companies to conduct the Business or any Business IT Systems. There is no pending or, to the best Knowledge of the Warrantors, threatened Action against any Group Company relating to any of the foregoing or any non-compliance with any such Laws, policies or procedures.

(f) No source code for any software owned by any Group Company has been disclosed, licensed, distributed or otherwise made available to any Person, and no Group Company has any obligation (whether present, contingent or otherwise) to disclose, license, distribute or otherwise make available any such source code to any Person. No free or open source or similar software has been incorporated in, bundled with, or used, distributed or made available in connection with, any software owned by any Group Company.

3.26 Labor and Employment Matters.

(a) Each Key Employee is currently devoting substantially all of his or her business time to the conduct of the business of the respective Group Company. No Key Employee has given any notice of an intention to resign, and, to the best Knowledge of the Warrantors, no Group Company has any intention of terminating the employment of any Key Employee. No Group Company is a party to any collective bargaining agreements or other Contract with any union or guild, and none of the Group Companies has been informed by their employees regarding the establishment of any trade union, work council or other organizations representing the employees of the Group Company. Each employee, officer and director (other than those appointed by the holders of Preferred Shares) of the Group Companies has duly executed the employment and confidential information and invention assignment agreement in the form reasonably satisfactory to the Investor. To the best Knowledge of the Warrantors, no Key Employee is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such Key Employee to be employed by, or to contract with, such Group Company. No Group Company has received any written notice alleging that any such violation has occurred.

(b) There is no pending or threatened claim or litigation against any Key Employee or PRC Companies in respect of full commitment, non-competition, non-solicitation or confidentiality obligation of any Key Employee.

(c) Except as set forth in Section 3.26(c) of the Disclosure Schedule, (i) there is no, and there has not been during the previous three (3) years, any material Action relating to the violation or alleged violation of any Law by any Group Company pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company; (ii) each Group Company has complied with Laws in all material respects relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, Taxes, and health and safety; (iii) each Group Company has withheld and reported all amounts required by any applicable Law or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees (including employees who have been treated as consultants); (iv) other than the statutory social insurance plans and the housing fund plan (the “Social Welfare”) operated under the applicable PRC Laws, each Group Company has no Liability for any payment to any trust or fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or social insurance, housing or other benefits or obligations for employees; and (v) each Group Company is in compliance with each applicable Law relating to its payment and provision of any form of Social Welfare operated under the applicable PRC Laws and has made all contributions to the statutory social insurance plans and housing fund plan as required to be made under applicable PRC Laws, except any such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Warrantors, there has not been, and there is not now pending or, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company or any unfair labor practice charge against any Group Company.

(d) Except for statutory social insurance schemes and housing fund schemes, the Group Companies have not adopted or implemented any Benefit Plan. There are no material actual, threatened or pending investigations by any Governmental Authority involving any Benefit Plan and no material actual, threatened or pending claims against any Benefit Plan. All contributions to, and payments from, each Benefit Plan have been timely made. Each Group Company maintains, and has fully funded, in all material respects, any pension plan and any other labor-related plans that it is required by Law or by Contract to maintain.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement, any other Transaction Documents or the Restructuring Documents will (i) entitle any current or former employee or director of any Group Company to severance pay, or any payment contingent upon a change in control of any Group Company, (ii) increase or enhance any benefits payable under any Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

3.27 Insurance.

Each Group Company has obtained the insurance coverage of the types and at the coverage levels as would be reasonable and customary for other similar situated companies. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other Person in relation to any of such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies. There is no claim pending, and no Group Company has made since its formation any claim individually or in the aggregate in excess of RMB1,000,000, under the insurance policies and bonds maintained by each Group Company as to which, in each case, coverage has been questioned, denied or disputed. No Group Company has suffered any uninsured loss individually or in the aggregate in excess of RMB1,000,000 or waived any rights or claims of material or substantial value with respect to any insurance policy or bond or allowed any insurance policy or bond to lapse since its formation. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect and will not terminate or lapse by reason of the transactions contemplated by this Agreement or any other Transaction Documents.

3.28 No Brokers.

None of the Warrantors has any Contract with or retained any broker, finder or similar agent with respect to or in connection with the transactions contemplated by this Agreement, any other Transaction Documents or the Restructuring Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the Restructuring Documents, or the consummation of the transactions contemplated therein.

3.29 Power of Attorney.

Except as contemplated in the Transaction Documents, none of the Group Companies has granted any power of attorney or similar power or authorization to any other Person (including any director or shareholder) in respect of its equity interest, voting rights or substantial assets, other than powers of attorney issued to their directors, officers, or employees for purpose of executing contracts or agreements or conducting operations for and on behalf of the Group Companies, as the case may be, in the ordinary course of business.

3.30 No Winding-up; No Insolvency.

None of the Group Companies has engaged in any discussion (i) with any Person or Persons or any representative thereof regarding the consolidation or merger of such Group Company with or into any such Person or Persons; (ii) with any Person regarding the sale, conveyance, or disposition of all or substantially all of the assets of such Group Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of such Group Company is disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up, of such Group Company. Each Group Company is not bankrupt, insolvent or unable to pay its debts and there is no unfulfilled decree or court order outstanding against it. No Governmental Order has been made or petition presented or resolution passed for the bankruptcy, liquidation, dissolution or winding up (as applicable) of such Group Company, and no process has been levied against such Group Company.

3.31 Disclosure.

Each Warrantor has provided the Investor with all the information regarding the Group Companies requested by the Investor for deciding whether to purchase the Purchased Shares and all the information that such Warrantor believes is reasonably necessary to enable the Investor to make such decision. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to the Investor at the Closing under this Agreement, and no information set forth in the Disclosure Schedule, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, there is no fact that the Warrantors have not disclosed to the Investor in response to the Investor’s enquiry and of which any of its officers, directors or executive employees has Knowledge and that has had or would reasonably be expected to have a Material Adverse Effect.

4. REPRESENTATIONS AND WARRANTIES OF THE FOUNDER AND THE CONTROLLING SHAREHOLDER

In addition to those representations and warranties made in Section 3 above, the Founder and the Controlling Shareholder hereby jointly and severally represent and warrant the following to the Investor from the date hereof to the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

4.1 Conflicting Agreements.

The Founder is not, as a result of the nature of the Business or for any other reason, in violation of (a) any fiduciary or confidential relationship, (b) any term of any Contract or covenant (either with any Group Company or with another entity) relating to employment, Intellectual Property, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (c) any material respect of any other Contract or Governmental Order binding on the Founder and relating to or affecting the right of the Founder to be employed by or serve as a director or consultant to any Group Company. No such relationship, term, Contract, or Governmental Order conflicts with the Founder’s or Controlling Shareholder’s obligations to use its best efforts to promote the interests of any Group Company nor does the execution and delivery of this Agreement and other Transaction Documents, nor the Founder’s carrying on any Group Company’s Business as a director, officer, consultant or Founder of any Group Company, conflict with any such relationship, term, Contract or Governmental Order.

4.2 Litigation.

There is no material Action pending or, to the Founder’s Knowledge, threatened against the Founder, and there is no basis for any such material Action.

4.3 Shareholders Agreement.

Except as contemplated by or disclosed in the Transaction Documents or the Restructuring Documents, neither the Founder nor the Controlling Shareholder is a party to or has Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act or any equivalent Law in another jurisdiction, or voting, of the Equity Securities of any Group Company.

4.4 Prior Legal Matters.

The Founder has not been (a) subject to voluntary or involuntary petition under any bankruptcy or insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any governmental or regulatory authority to have violated any securities, commodities or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4.5 Founder’s Intellectual Property Rights.

The Founder has assigned to the Group Companies all Intellectual Property rights owned by the Founder that are related to the Group Companies’ Business.

4.6 Non-Compete.

Other than through the Group Companies, the Founder, either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person, does not carry on or is engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carries on any business that competes with the Business of the Group Companies. The Founder is not subject to any Contracts or any other obligations which prohibit, restrict or otherwise adversely affect the Founder’s investment or involvement in any Group Company.

4.7 No Liabilities and Claims.

Except as otherwise contemplated under the Reorganization Plan, (i) there are no outstanding loans, amounts payable or any other Liabilities between any Group Company, on the one hand, and the Founder or the Controlling Shareholder or any of its Affiliates, on the other hand, and (ii) none of the Founder, the Controlling Shareholder or its Affiliates has, may have or may claim to have any claims, obligations or Liabilities against any Group Company, other than, in each case of clauses (i) and (ii), any salaries and other compensations, business expense advancements and reimbursements in the ordinary course of business consistent with past practice.

4.8 Authorizations.

Each of the Controlling Shareholder and the Founder has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Controlling Shareholder necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of it thereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Controlling Shareholder. This Agreement, each of the other Transaction Documents to which the Controlling Shareholder is a party are, or when executed and delivered by it shall be, valid and legally binding obligations of it, enforceable against it in accordance with its terms, except (i) as limited by applicable Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.9 Holding for Own Account.

Each of the Founder and the Controlling Shareholder holds and has been holding its Equity Securities in the Company solely for his or its own account. He or it is not, nor has he or it been, holding the Equity Securities in the Company, as a nominee or agent, or with a view to the resale or distribution of any part thereof, and he or it does not have any present intention of selling, granting any participation in, or otherwise distributing the same.

4.10 No Other Agreements.

There is no Contract between or among the Founder, the Controlling Shareholder or any of their Affiliates, on the one hand, and any other shareholder or other equity holder of any Group Company or any Affiliate of such shareholder or equity holder, on the other hand, in each case, with respect to the ownership or control of any Group Company or relating to such shareholder or equity holder’s investment in such Group Company.

5. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as follows as of the date hereof and the Closing Date:

5.1 Organization and Good Standing.

It is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

5.2 Authorization.

(a) It has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of the Investor thereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Investor. Each of this Agreement and the other Transaction Documents to which the Investor is a party is, or when executed and delivered by the Investor shall be, valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) The execution and delivery of this Agreement and other Transaction Documents to which it is a party by the Investor do not, and the performance of this Agreement and other Transaction Documents to which it is a party by the Investor and the consummation by the Investor of the transactions as contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

5.3 Purchase for Own Account.

The Purchased Shares purchased by the Investor will be acquired for investment purposes for the Investor’s own account or the account of one or more of the Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

5.4 Status of Investor.

If applicable to the Company’s compliance with U.S. securities Law, the Investor is either (a) an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (b) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. The Investor is not with a view or any present intention toward effecting a distribution, or resale in violation of any applicable securities Laws.

5.5 Sufficiency of Funds.

The Investor will have all funds necessary to consummate the transactions contemplated hereby and pay the Purchase Price in accordance with Section 2.5.

6. COVENANTS OF THE WARRANTORS

The Warrantors jointly and severally covenant to the Investor as follows:

6.1 Use of Proceeds.

The Company shall use the proceeds received from the issuance and sale of the Purchased Shares (the “Proceeds”) to finance the research and development, business expansion, marketing, working capital and for other general corporate purposes of the Group Companies and the Persons that will become Group Companies pursuant to the Reorganization Plan, and in accordance with the business plan or budget as approved by the Board.

Unless otherwise agreed to in writing by the Investor, or otherwise contemplated in the preceding paragraph, no Proceeds shall be used (i) in the purchase of Equity Securities of any Person other than any Group Companies except for the Persons that may be acquired pursuant to the Reorganization Plan, (ii) in the investment of any Person other than any Group Companies except for investments that may be contemplated under the Reorganization Plan, (iii) in the repayment of any loan or debt of any Group Companies except as otherwise contemplated under the Reorganization Plan, (iv) in the repurchase, redemption or cancellation of Equity Securities of any Group Company held by any shareholders of such Group Company, or (v) in the payments to shareholders, directors or officers of any Group Company outside the ordinary course of business of the Group Companies.

6.2 No Solicitation or Negotiation.

During the period between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Warrantors shall (and each Warrantor shall cause its representatives, advisors and agents and, as applicable to such Warrantor, its officers, directors and employees, not to) (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Equity Securities of any Group Company or assets of any Group Company, (B) to enter into any merger, consolidation or other business combination with any Group Company or the business of any Group Company or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to any Group Company or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the forgoing. The Warrantors shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and such proposal or offer, or any inquiry or other contact with any Person with respect thereto. The Warrantors shall notify the Investor promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto is made and shall, in any such notice to the Investor, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each of the Warrantors agrees not to, without the prior written consent of the Investor, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Warrantor is a party.

6.3 Conduct of Group Companies Pre-Closing.

Unless otherwise expressly required by this Agreement, during the period between the date of this Agreement and the Closing Date, the Group Companies shall, and the Warrantors shall use their respective reasonable best efforts to cause each of the Group Companies to, carry on their respective businesses in the ordinary course consistent with past practice (which includes implementing the Reorganization Plan in accordance with its terms), and shall comply with its obligations set out in Exhibit G.

6.4 Satisfaction of Condition Precedent.

The Warrantors shall use their respective reasonable best efforts to cause each of the conditions precedent as set forth in Section 7 to be satisfied as soon as reasonably practicable.

6.5 Compliance with Applicable Law.

Each of the Group Companies shall, and the Founder and the Controlling Shareholder shall cause each of the Group Companies to, in all material respects, comply with all applicable Laws, including applicable PRC Laws relating to retail of refined oil, third-party payment, telecommunication business, insurance intermediary business, medical services, publication, advertisement, culture, Intellectual Property (including software), anti-monopoly, Taxes, employment, Social Welfare and benefits and foreign exchange (including Circular 37 and the foreign exchange procedures governing individuals participating in employee stock option plans as defined in Circular 7 issued by the SAFE on February 15, 2012).

Each of the Group Companies shall, and the Founder and the Controlling Shareholder shall cause each of the Group Companies to (i) conduct its operations in compliance with Sanctions, and Money Laundering Laws applicable to the Business and (ii) ensure that no officer, director, employee, or agent of the Group Companies is a Prohibited Person.

6.6 Validity of Approvals.

Each of the Group Companies shall, and the Founder and the Controlling Shareholder shall cause each of the Group Companies to, in all material respects, at all times maintain the validity of, and comply with the legal and regulatory requirements with respect to, the Approvals and Permits that it has obtained and shall be obtained after the Closing for its qualification for its then current or intended Business (other than any portion of the Business that the Company will not maintain as approved pursuant to the Shareholders’ Agreement and the Amended M&AA).

6.7 ESOP.

From time to time, the Company may grant options to employees, advisors, officers, and directors of, and consultants to, the Company and other Group Companies pursuant to ESOP, provided that the total number of shares issued or issuable under any such ESOP shall not exceed 6,818,182 Ordinary Shares as proportionally adjusted to reflect any share dividends, share splits, or similar transactions.

6.8 Additional Covenants.

If at any time before the Closing, any of the Warrantors comes to know of any fact or event which (i) shall have been in any way materially inconsistent with any of the representations and warranties given by any of the Warrantors, and/or (ii) shall have caused any material fact as warranted becoming untrue, or inaccurate in material aspects, after the date of this Agreement, and such inconsistency or untruth is not curable, then the Warrantors shall give immediate written notice thereof to the Investor, in which event the Investor may within fifteen (15) Business Days of receiving such notice terminate this Agreement by written notice without any penalty or future obligations whatsoever; provided, however, nothing herein shall relieve the Warrantors from liability for any breach of this Agreement.

6.9 Anti-corruption.

The Company represents that it shall not and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize, make or cause to be made any payment to, or otherwise contribute any item of value to, directly or indirectly, any Public Official, in each case, in violation of the FCPA, the PRC Anti-Corruption Law or any other applicable Anti-Corruption Laws. The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the PRC Anti-Corruption Law or any other applicable anti-bribery or anti-corruption Law. The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, policies, training programs, accounting systems, purchasing systems and billing systems) sufficient to ensure compliance with the FCPA, the PRC Anti-Corruption Law or any other applicable Anti-Corruption Laws. The Company further represents that it shall not permit any Public Official to (i) hold an ownership or other economic interest, direct or indirect, in any of the Group Companies, or (ii) serve as an officer, director or employee of any Group Company.

6.10 Filing of Amended M&AA.

The Company shall file the Amended M&AA with the Registrar of Companies of the Cayman Islands within five (5) days after the Closing and shall provide the Investor a copy of the duly registered Amended M&AA with the official seal affixed by the Registrar of Companies in the Cayman Islands within ten (10) days after the Closing.

6.11 Compliance with Overseas Investment Laws.

The Founder shall comply with the SAFE Rules and Regulations applicable to him in all material respects, including completing all necessary filings or registrations with the relevant local SAFE in connection with the Founder’s participation in the investment and operations of the Group Companies and the consummation of the transactions as contemplated by this Agreement and other Transaction Documents, and applying for and complete all necessary filings or registrations (including filing the amendments to the previous registrations under Circular 37) as required by the SAFE Rules and Regulations.

6.12 Legal Compliance of Business.

Following the Closing, each Warrantor shall use its respective reasonable best efforts to take, or cause to be taken, all actions and shall do, or cause to be done, all things that are necessary, desirable or appropriate to develop the Business of the Group Companies in compliance with, in all material respects, legal requirements as may be promulgated by the PRC Governmental Authority from time to time, including but not limited to, as soon as practicable after the Closing, and to the extent necessary, (i) any applicable Group Company shall complete requisite procedures (including making public announcements in electricity exchange centres) with respect to the sales of electricity within the applicable territory in accordance with applicable Laws, and (ii) upon the request of any applicable Governmental Authority, the Group Companies shall, and the Warrantors shall cause the applicable Group Company to, (x) apply for, or otherwise obtain Control over a company which holds, the Payment Business License (支付业务许可证), (y) improve their business processes in connection with online payment element in their businesses, and/or (z) cooperate with commercial banks or other qualified online payment service providers for the purposes of ensuring that any Group Company no longer holds, clears or transfers funds of its users, customers or clients, and the operation of such business is in compliance with applicable Laws in the PRC relating to online payment.

6.13 Intellectual Property Protection.

The Group Companies shall establish and maintain appropriate system to protect the Intellectual Property of the Group Companies, and file and prosecute applications for registration and patent and maintain registrations and patents with relevant authorities in respect of any Intellectual Property of the Group Companies, to the extent applicable, in accordance with applicable Laws and regulations. The Group Companies shall, and the Founder and the Controlling Shareholder shall cause the Group Companies to comply with the Laws in all material respects in respect of the protection of the Intellectual Property and refrain from infringing, misappropriating or otherwise violating, in any manner, any Intellectual Property of other Persons.

6.14 Employee Matters.

The Group Companies shall comply with, in all material respects, applicable Laws with respect to labour and employment, including Laws pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits and pensions in a manner appropriate to the business needs of the Group Companies.

6.15 Tax Matters.

The Group Companies shall comply with, in all material respects, applicable Laws with respect to tax, including Laws pertaining to income tax, value added tax and business tax.

6.16 Tax Basis in Relation to an Indirect Transfer.

As of the date hereof, the WFOE has not yet paid its registered capital in full. The Company undertakes to inject all or substantially all of the Proceeds into the registered capital of the WFOE (the “Capital Injection Amount”) following the Closing, so that in the event of any subsequent sale of Equity Securities in the Company by the Investor, to the extent permitted by the applicable Law, the Investor could be entitled to apply the entire Capital Injection Amount that corresponds to the Investor’s purchase price under this Agreement, to the Investor’s indirect basis in the equity of any Subsidiary of the Company in the PRC with respect to any Tax filing, Tax position and other communication with the relevant PRC Tax Governmental Authorities for purposes of determining any income Tax, capital gains Tax or any other Tax calculated with reference to gains made through the subscription, purchase and sale of the Company’s Equity Securities. The Company further undertakes to use reasonable efforts to assist the Investor to communicate with the competent Tax Governmental Authorities and provide any and all information required by competent Tax Governmental Authorities in connection with the filing and payment of any applicable Taxes (if any) with respect to any subsequent sale of Equity Securities in the Company by the Investor.

6.17 Reorganization Plan.

The Warrantors shall use best efforts to implement the transactions under the Reorganization Plan that have not been completed as of the Closing as soon as practicable after the Closing, but in no event later than the date of the submission of prospectus materials for a Qualified IPO.

Notwithstanding the foregoing, no later than one (1) month after the Closing Date, the relevant Group Companies shall, and the Warrantors shall procure such Group Companies to, duly establish Additional WFOEs pursuant to the Laws of PRC in accordance with the Reorganization Plan, and relevant Additional HK Companies shall have acquired and held all the equity interests in the respective Additional WFOEs in accordance with the Reorganization Plan.

6.18 Other Issues in the Disclosure Schedule.

As soon as practicable after the Closing and at any time upon the request of the Investor, the relevant Group Companies shall, to the satisfaction of the Investor, resolve the issues in a practically reasonable manner, which are disclosed in the Disclosure Schedule but not expressly specified as a specific covenant under this Section 6 or a specific condition for any Closing under Section 7.

6.19 Termination.

The provisions under this Section 6 shall terminate upon the earlier of (a) the consummation of a Qualified IPO (as defined in the Amended M&AA) or (b) the date on which the Investor ceases to hold any Equity Securities in the Company.

7. CONDITIONS TO INVESTOR’S OBLIGATIONS AT THE CLOSING

The obligation of the Investor to purchase the Purchased Shares at the Closing is subject to the fulfilment of each of the following conditions at or prior to the Closing, unless otherwise waived by such Investor:

7.1 Representations and Warranties.

The representations and warranties made by each Warrantor in Section 3 and the representations and warranties made by the Founder and the Controlling Shareholder in Section 4 shall be true, correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, unless any representations and warranties are made with respect to a specified date, in which case, as of such date.

7.2 Performance of Obligations.

Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents and the Restructuring Documents that are required to be performed or complied with by it on or before the Closing.

7.3 Proceedings and Documents.

All corporate and other proceedings of the Warrantors in connection with the transactions contemplated hereby at the Closing and all documents incidental to such proceedings shall have been completed or produced, and the Investor shall have received all such counterpart copies of the board and/or shareholders resolutions of each Warrantor.

7.4 Approvals, Consents and Waivers.

Each Warrantor shall have obtained any and all Approvals, if any, necessary for consummation of the transactions contemplated by this Agreement and other Transaction Documents, including the waiver from all existing shareholders or warrant holders of the Group Companies (if applicable) of any anti-dilution rights, rights of first refusal, pre-emptive rights and all similar rights in connection with the issuance of the Purchased Shares and such waiver is irrevocable.

7.5 Compliance Certificate.

Each Warrantor shall have delivered to the Investor a certificate (together with all potent supporting documents), dated the Closing Date, certifying that the conditions specified in Section 7 have been fulfilled and stating that there shall have been no Material Adverse Effect since the Statement Date.

7.6 Constitutional Documents.

The Amended M&AA shall have been duly adopted by the Company by all necessary corporate action of its shareholders and its Board, and shall have become and remain effective under the Laws of the Cayman Islands, pursuant to which CICC shall be entitled to designate one person as observer to the Board.

7.7 Execution and Delivery of Transaction Documents.

The Company shall have delivered to the Investor the Transaction Documents, other than the Amended M&AA, which shall be duly executed by the Company and/or all the other Parties thereto.

7.8 Internal Approval.

The Investor shall have received internal approval and authorization for the transactions contemplated hereunder.

7.9 Legal Opinions.

The Investor shall have received (i) from the Cayman Islands counsel for the Company, an opinion, dated as of the Closing, and (ii) from the PRC counsel for the Company, an opinion, dated as of the Closing, each in form and substance satisfactory to the Investor.

7.10 Due Diligence.

The Investor shall have completed its legal, financial, commercial, technical and Intellectual Property due diligence investigation and other investigations on the business of the Group Companies to its satisfaction.

7.11 Reorganization.

The following procedures and steps of the Reorganization Plan shall have been completed, (a) WFOE shall have acquired and held all the equity interests of Beijing Chezhubang New Energy Technology Co., Ltd.(北京车主邦新能源科技有限公司), (b) WFOE shall have entered into the Restructuring Documents with the Domestic Company and other relevant parties thereto, and the Restructuring Documents shall have taken effect and been binding upon and enforceable by the parties thereto, and (c) Additional HK Companies shall have been duly established and validly existing under the Laws of Hong Kong, and the Company shall have been the sole shareholder of the Additional HK Companies.

7.12 No Material Adverse Effect.

There shall not have been any Material Adverse Effect since the Statement Date. There shall not be on the Closing Date any Governmental Order or any condition imposed under any applicable Law which would, (a) prohibit or restrict (i) the sale and issuance of the Purchased Shares, or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Investor to any material penalty or onerous condition under or pursuant to any Law if the Purchased Shares were to be sold and issued hereunder to the Investor or (c) restrict the operation of the Business of any Group Company in a manner that would have a Material Adverse Effect.

8. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement to consummate the Closing with respect to the Investor are subject to the fulfilment of each of the following conditions by the Investor at or prior to the Closing, unless otherwise waived by the Company:

8.1 Representations and Warranties.

The representations and warranties of the Investor contained in Section 5 shall be true, correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, unless any representations and warranties are made with respect to a specified date, in which case, as of such date.

8.2 Performance of Obligations.

The Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

8.3 Approvals.

The Investor shall have obtained any and all Approvals necessary for consummation of the transactions contemplated by this Agreement.

8.4 Execution of Transaction Documents.

The Investor shall have executed and delivered to the Company the Transaction Documents to which it is a party.

9. INDEMNIFICATION

9.1 Each of the Warrantors hereby agrees to jointly and severally indemnify and hold harmless the Investor, and the Investor’s Affiliates, shareholders, partners, directors, officers, agents and assigns, from and against any and all Indemnifiable Losses suffered by the Investor, or the Investor’s Affiliates, shareholders, partners, directors, officers, agents and assigns (each, an “Indemnified Person”), directly or indirectly, as a result of, or based upon or arising from (i) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any other Transaction Documents or the Restructuring Documents, or (ii) any breach or violation of any covenant or agreement by the Warrantors contained herein or any other Transaction Documents or the Restructuring Documents. The rights contained in this Section 9 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. This Section 9 shall survive any termination of this Agreement.

9.2 Without limiting generality of the foregoing, each of the Group Companies hereby agrees to jointly and severally indemnify and hold harmless each Indemnified Person from and against any and all Indemnifiable Loss, directly or indirectly, as a result of, or based upon or arising from:

(a) any Tax Liability of any Group Company not reflected in the Financial Statements or arising out of any failure, whether intentional or not, by any Warrantor to comply with any applicable Laws of the PRC or of any other applicable jurisdiction relating to Tax,

(b) any Liability of any Group Company arising out of any failure, whether intentional or not, by any Warrantor to comply with any applicable Laws of the PRC or of any other applicable jurisdiction relating to Social Welfare,

(c) any business activities of any Group Company at any time from its establishment including any non-compliance with any applicable Laws, and any failure to obtain, renew and keep effective of any requisite Approval or Permit for any Group Company to conduct its Business, and

(d) any Action against the Group Companies due to any event occurred or existed prior to the Closing.

9.3 The indemnification under Section 9.2 shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Group Companies have any actual or constructive knowledge with respect thereto.

9.4 The representations and warranties made by the Warrantors herein shall survive the Closing for a period of five (5) years, or, if the applicable statute of limitation for the relevant claims expires prior to the end of such five (5)-year period for such statutes of limitation. Such representations and warranties of the Warrantors shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor. All covenants or agreements shall survive the Closing Date and remain in full force and effect in accordance with their terms.

9.5 Any Indemnified Person seeking indemnification with respect to any Indemnifiable Loss shall give written notice to any of the Warrantors. The Warrantors shall not be liable pursuant to this Section 9 for any Indemnifiable Loss that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Indemnifiable Losses resulting therefrom exceeds US$150,000, after which and in which case the Warrantors shall be liable for the total aggregated amounts of such Indemnifiable Loss back to the first dollar and not for the excess amount only. To the extent permitted by applicable Law, upon and following receipt of the written notice above, the Company shall use best efforts to procure that the profits of each Subsidiary of the Company (including the Major PRC Subsidiaries and other PRC Subsidiaries) for the time being available for distribution shall be paid to the Company by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available to indemnify and hold harmless any Indemnified Person from and against any and all Indemnifiable Loss pursuant to this Section 9 and such written notice above.

9.6 Except for fraud, intentional breach, wilful misconduct and gross negligence, the Founder’s accumulative liability to all Indemnified Persons for breaches of the representations and warranties under this Agreement but exclusive of the covenants and undertakings under this Agreement and the other Transaction Documents, shall be limited to the fair market value of the Equity Securities owned or held directly or indirectly by the Founder, or by other parties for the benefit of the Founder (including those held by the Founder’s Immediate Family Members of the Founder), in the Group Companies; provided that the fair market value of such Equity Securities shall be the higher of (a) such value determined by an independent appraiser mutually agreed upon by the claiming Investor and the Company; or (b) such value calculated based on the post-money valuation of the latest round of financing of the Company.

9.7 For purpose of clarity, in the event a breach or violation of representations, warranties or covenants made by the Warrantors contained herein or any other Transaction Documents or the Restructuring Documents also constitutes a breach or violation of other agreements by and between the relevant Warrantors and the Indemnified Persons, or their respective Affiliates, the liabilities of the Warrantors should not be duplicated and the Indemnified Persons shall only enforce indemnification liability against the Warrantors under either of these agreements (but not both) with respect to the same loss.

10. MISCELLANEOUS

10.1 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Controlling Shareholder, the Investor and the Company, provided that the Investor may assign its rights and obligations hereunder without the written consent of any other Parties to this Agreement to an Affiliate of the Investor. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the said Ordinance.

10.2 Entire Agreement.

This Agreement, Restructuring Documents, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.

10.3 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Parties; (b) when sent by facsimile at the number set forth in the Schedule of Notice attached hereto; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule of Notice; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth in the Schedule of Notice with next-Business-Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.3 by giving, the other Parties written notice of the new address in the manner set forth above.

10.4 Amendments and Waivers.

Any term of this Agreement may be amended only with the written consent of all the Parties hereto.

10.5 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Warrantor or the Investor, upon any breach or default of any Party hereto under this Agreement, shall impair any such right, power or remedy of such Warrantor or Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Warrantor or the Investor of any breach or default under this Agreement or any waiver on the part of any Warrantor or the Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by Law or otherwise afforded to the Warrantors and the Investor shall be cumulative and not alternative.

10.6 Finder’s Fees.

Unless otherwise disclosed, each Party hereto (a) represents and warrants to each other Party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other Party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other Person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

10.7 Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.8 Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by electronic signature, signature image or digital signature (including but not limited to portable document format, facsimile or email) by any Party and the Parties consent to the receipt of such counterpart(s) so executed and delivered electronically as if the original had been received. Any Party in executing this Agreement electronically acknowledges that having regard to all the relevant signature is reliable and appropriate for the purpose for which the information contained in this Agreement is communicated.

10.9 Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuates the Parties’ intent in entering into this Agreement.

10.10 Confidentiality and Non-Disclosure.

(a) The terms and conditions of this Agreement, Restructuring Documents and the other Transaction Documents, any term sheet or memorandum of understanding entered into in connection with the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Party to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below. The obligations of each Party hereto under this Section 10.10 shall survive and continue to be binding upon such Party after the termination of this Agreement.

(b) Notwithstanding the foregoing, the Company and the Investor may disclose (i) the Confidential Information to its current or bona fide prospective investor, Affiliates of the Company and the Investor and their respective directors, officers, employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 10.10, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in its sole discretion, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties hereto. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 10.10(c) below.

(c) Except as set forth in Section 10.10(b) above, in the event that any Party is requested or becomes legally compelled (including pursuant to any applicable Tax, securities, or other Laws and regulations of any jurisdiction or the rules of any stock exchange) to disclose any Confidential Information, such Party (the “Disclosing Party”) shall, to the extent legally permitted and reasonably possible, provide the other Parties hereto with prompt written notice of that fact and consult with the other Parties hereto regarding such disclosure. At the request of the other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(d) Notwithstanding any other provision of this Section 10.10, the confidentiality obligations of the Parties shall not apply to: (i) information which a Party learns from a third party which the receiving Party reasonably believes to have the right to make the disclosure, provided the receiving Party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the receiving Party’s possession prior to the time of disclosure by the Disclosing Party and not acquired by the receiving Party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the receiving Party.

10.11 Further Assurances.

Each Party shall from time to time and at all times hereafter make, do, execute, or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.12 Use of Name or Logo of the Investor.

Without the prior written consent of the Investor and whether or not the Investor is then a shareholder of the Company, none of the Warrantors shall use, publish or reproduce the name of the Investor or its trademark or logo in any advertisement, press release, professional or trade publication, marketing or advertising or promotional materials, or in any other manner.

10.13 Governing Law.

This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall select one (1) arbitrator, and the respondent shall select one (1) arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be jointly appointed by the claimant and respondent. If either the claimant or the respondent fails to select the third arbitrator or the parties fail to agree on the choice of the third arbitrator, HKIAC shall make the appointment on their behalf. The arbitration shall be conducted in English. The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing Party in any such arbitration shall be entitled to recover from the non-prevailing Party its reasonable costs and attorney fees. The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance, and lost profits. The validity, construction and interpretation of this dispute resolution clause shall be governed by the Laws of Hong Kong.

10.14 Expenses.

The Group Companies shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and any other Transaction Documents and the transactions contemplated hereby and thereby, including all legal fees incurred by the Group Companies.

If the Closing does not occur due to the causes that cannot be attributable to the Investor, the Group Companies shall reimburse all reasonable, out-of-pocket documented legal, professional and other third-party fees, costs and expenses incurred by the Investor in connection with the conduct of its industry, legal and financial due diligence and its negotiation, preparation, execution and completion of this Agreement and any other Transaction Documents hereunder and thereunder, which, however, shall be capped at US$100,000.

10.15 Termination of this Agreement.

This Agreement may be terminated at any time prior to the Closing as between the Company and the Investor:

(a) by mutual written consent of the Parties; or

(b) by the Investor or the Company, after the ninetieth (90th) day following the execution of this Agreement, by written notice to all the Parties hereto, if the Closing has not occurred on or prior to such date; provided that neither Investor may terminate this Agreement pursuant to this Section 10.15(b) if the reason the Closing has not occurred on or prior to such date is due to a breach of this Agreement by the Investor, and the Company may not terminate this Agreement pursuant to this Section 10.15(b) if the reason the Closing has not occurred on or prior to such date is due to a breach of this Agreement by any Warrantor. Such termination under this Section 10.15 shall be without prejudice to any claims for damages or other remedies that the Investor may have under this Agreement or applicable Law.

If this Agreement is terminated pursuant to this Section 10.15, then all provisions of this Agreement will thereupon become void without any Liability on the part of any Party hereto to any other Party hereto except that (x) this Section 10.15, Section 9 and Section 10 will survive any such termination, and (y) nothing herein will relieve any Party from any Liability for any breach hereof occurring prior to such termination nor prejudice the right of any Party to seek indemnification under Section 9 in respect of such breach.

10.16 Supremacy of this Agreement.

If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Amended M&AA, the terms of this Agreement shall prevail as between the Parties hereto only (with the exception of the Company), who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Amended M&AA so as to eliminate such inconsistency to the largest extent as permitted by the applicable Law.

10.17 Specific Performance.

Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement.

10.18 Cumulative Rights in Transaction Documents.

Except as expressly otherwise stated in the Transaction Documents, all remedies, privileges, rights and benefits of the Investor under the Transaction Documents (or by law or otherwise afforded to the Investor) shall be cumulative and not alternative. Notwithstanding any provisions to the contrary, the execution, delivery and performance of this Agreement shall not prejudice any remedy, privilege, right or benefit of the Investor under any other Transaction Documents or any other Contract or document, and vice versa.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

Dada Auto Inc.

By:	/s/ WANG Yang
Name:	WANG Yang
Title:	Director

HK COMPANY:

Fleetin HK Limited

By:	/s/ DAI Zhen
Name:	DAI Zhen
Title:	Director

SIGNATURE PAGE TO SERIES A SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

WFOE: Zhejiang Anji Intelligent Electronics Holding Co., Ltd. (浙江安吉智电控股有限公司) (Seal)

By:	/s/ WANG Yang
Name: WANG Yang
Title: Legal Representative

DOMESTIC COMPANY: Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (快电动力 (北京) 新能源科技有限公司) (Seal)

By:	/s/ ZHENG Linyi
Name: ZHENG Linyi
Title: Legal Representative

SIGNATURE PAGE TO SERIES A SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CONTROLLING SHAREHOLDER:

Newlinks Technology Limited

By:	/s/ DAI Zhen
Name: DAI Zhen
Title: Director

SIGNATURE PAGE TO SERIES A SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

FOUNDER:

DAI Zhen

By:	/s/ DAI Zhen

SIGNATURE PAGE TO SERIES A SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MAJOR PRC SUBSIDIARIES: 北京车主邦新能源科技有限公司 (Seal)

By:	/s/ DAI Zhen (戴震)
Name: DAI Zhen (戴震)
Title: Legal Representative

智电优通科技有限公司 (Seal)

By:	/s/ DAI Zhen (戴震)
Name: DAI Zhen (戴震)
Title: Legal Representative

SIGNATURE PAGE TO SERIES A SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INVESTOR:

BCPE Nutcracker Cayman, L.P.

By: BCPE Nutcracker GP, LLC its general partner
By: Bain Capital Asia Fund IV, L.P. its member
By: Bain Capital Investors Asia IV, LLC
its general partner
By: Bain Capital Investors, LLC its manager

By:	/s/ David Gross-Loh
Name: David Gross-Loh
Title: Authorized Signatory

SIGNATURE PAGE TO SERIES A SHARE PURCHASE AGREEMENT

SCHEDULE OF NOTICE

EXHIBIT A

LIST OF PRC SUBSIDIARIES

EXHIBIT B

LIST OF KEY EMPLOYEES

EXHIBIT C

CAPITALIZATION TABLE

EXHIBIT D

DISCLOSURE SCHEDULE

EXHIBIT E

AMENDED M&AA

EXHIBIT F

SHAREHOLDERS’ AGREEMENT

EXHIBIT G

CONDUCT OF GROUP COMPANIES PRE-CLOSING

EXHIBIT H

REORGANIZATION PLAN